MARTIN CURRIE, INC.

CODE OF ETHICS

CONTENTS
INTRODUCTION	1
GENERAL PRINCIPLES	1
PERSONAL SECURITIES TRANSACTIONS	2
FIDUCIARY DUTIES	5

INTRODUCTION

Who does the code apply to?

Under Rule 17j-1(a) under the United States Investment Company Act of 1940, as amended, (the "1940 Act") and Rule 204A-1 under the United States Investment Advisers Act of 1940, as amended, (the "Advisers Act"), (Rule 17j-1(a) under the 1940 Act and Rule 204A-1 under the Advisers Act shall be referred to herein collectively as the "Rules"), investment advisers to any registered US investment companies and other registered investment advisers and are required to have a code of ethics. The code must apply to "Access Persons," which are defined to include any partner, director, officer or employee, as well as any other persons who provide advice on behalf of an investment adviser and are subject to the adviser's supervision and control, who has access to non-public information concerning the purchase or sale of securities on behalf of, or non-public information regarding the portfolio holdings of any fund advised by Martin Currie Inc and any fund whose investment adviser or principal underwriter controls, is controlled by, or is under common control with Martin Currie Inc, or anyone who makes recommendations to clients, or who has access to such recommendations that are non-public. Under the Rules, all trustees, officers and employees of Martin Currie Inc or any of its affiliates who are Access Persons must be provided a copy of this Code of Ethics (the "Code") and any amendments, and each such partner, director, officer and employee must sign the written acknowledgment of his or her receipt of the Code and any amendments found at the end of the Code The Risk & Compliance team, in conjunction with Human Resources, maintain a list of such "Access Persons".

GENERAL PRINCIPLES

This Code is based on the principle that officers, directors and employees of Martin Currie Inc owe a fiduciary duty to Martin Currie Inc's clients. Accordingly, you must avoid activities, interests and relations that might interfere or appear to interfere with making decisions in the best interests of Martin Currie Inc's clients or otherwise take unfair advantage of your position. The specific provisions of the Code must be adhered to as well as its general principles. This Code does not attempt to identify all possible conflicts of interest and literal compliance with the specific procedures will not shield you from liability for personal trading or other conduct that violates your fiduciary duties to Martin Currie Inc's clients. In addition to this Code you are subject to the general requirement not to engage in any practice that would defraud clients. You are also subject to the Financial Services Authority ("FSA") principles and their rules on staff dealing and inducements. You must comply with all applicable US federal securities laws. Examples of US federal securities laws include: the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002, as amended and the Securities and Exchange Commission ("SEC") rules thereunder, the Advisers Act and the SEC rules thereunder, the 1940 Act and the SEC rules thereunder, Title V of the Gramm-Leach-Bliley Act of 1999, as amended, (privacy and security of client non-public information), and the Bank Secrecy Act, as amended, as it applies to mutual funds and investment advisers, and the SEC and Department of Treasury rules thereunder. The requirements of the FSA are broadly similar to those of the 1940 Act, but in the event of there being any conflict the more restrictive standard will generally prevail. In such circumstances the Director, Head of Risk & Compliance should be consulted. You are required to report any violations of the Code promptly to the Director, Head of Risk & Compliance.

At all times you must:

  Place the interests of clients first. As a fiduciary, you must avoid putting your own personal interests ahead of the interests of Martin Currie Inc's clients. You may not cause a client to take action, or not to take action, for your personal benefit rather than the benefit of the client. For example, you would violate this Code by causing a client to purchase a security you owned for the purpose of increasing the price of that security. Another example would be if you invest for your own personal account in a security that may be appropriate for your clients, without first considering that investment for your clients.

  Avoid taking inappropriate advantage of your position. It is imperative that you avoid any situation that might compromise, or call into question the exercise of your independent judgement. The receipt of investment opportunities, perquisites, or gifts of more than de minimis value from persons seeking business with Martin Currie Inc could call into question the exercise of your independent judgement. You may not, for example, use the knowledge of client portfolio transactions to profit by the market effect of those transactions. In addition, you may not engage in, or help others engage in, insider trading. A more detailed discussion of insider trading can be found below.

  Conduct all personal securities transactions in full compliance with this Code. While Martin Currie Inc does not object to personal investment, you must not take any action which could cause even the appearance of an unfair or improper action. Accordingly, you must follow the policies set forth in this Code with respect to trading on your own or any account which, in your personal capacity, you have some control/influence over, for example, dependent' accounts ("Related Accounts"). Doubtful situations should be resolved in favour of clients. Any questions concerning this Code should be addressed to the Director, Head of Risk & Compliance. Technical compliance with the Code's procedures will not automatically insulate from scrutiny any trades that indicate an abuse of fiduciary duties.

PERSONAL SECURITIES TRANSACTIONS

  Annual Disclosure of Personal Holdings

In addition to the trade reporting requirements set out below, you must disclose on the Personal Securities Holdings Form any securities you hold or any Related Person holds, and such disclosure must be made within 10 days of the commencement of employment. Each employee must sign a confirmation of their or any Related Persons' personal securities holdings annually thereafter. The Form must be returned to the Risk & Compliance team. The Form does not need to include details of transactions over which you had no discretion. The Form must be returned even if you have no securities holdings. The information in the initial Form must be current as of a date no more than 45 days prior to the date of the commencement of employment.

  Quarterly Transaction Reports

No later than 30 calendar days after the end of each fiscal quarter of each year, you must file with the Risk & Compliance team a Quarterly Transaction Report disclosing each of your transactions involving a reportable security1 during the quarter. An Access Person is not required to file a Quarterly Transaction Report that would duplicate information in broker confirmations or account statements that are already provided to Martin Currie Inc, provided that the confirmation or account statement is received by Martin Currie Inc within 30 days after the end of the quarter in which the trading activity took place

EXCEPTION: An Access Person need not report transactions effected pursuant to an automatic investment plan. An "automatic investment plan" means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan. Rule 17j -- 1(d)(2)(v) MC Inc an exemption to Quarterly Transactions Reports as all transactions are pre-authorised.

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1     Under Rule 204A-1(e)(10), a "reportable security" does not include (i) direct obligations of the government of the United States, (ii) bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; (iii) shares issued by money market funds; (iv) shares issued by open-end funds other than any fund for which the Firm serves as an investment adviser or whose investment adviser controls, is controlled by, or is under common control with the Firm ("reportable fund"); and (v) shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds.

  Review of Personal Holdings Forms and Quarterly Transaction Reports

The Director, Head of Risk & Compliance and the Risk & Compliance team are responsible for reviewing the completed Personal Securities Holdings Form. The review of the Personal Securities Holdings Form and the Quarterly Transaction Reports will include not only an assessment of whether you followed any required internal procedures, such as pre-clearance, but will also: compare the personal trading to any restricted lists; assess whether you are trading for your own account in the same securities you are trading for clients, and if so whether the clients are receiving terms as favourable as you take for yourself; and periodically analyze your trading for patterns that may indicate abuse, including market timing. All information supplied will be available for inspection by the SEC, FSA or any other self-regulatory organisation of which Martin Currie Inc or any of its group companies is a member and any state securities commissions.
  Prohibition against insider trading

You and your dependants are prohibited from engaging in, or helping others engage in, insider trading. Generally, the "insider trading" doctrine under US federal securities laws prohibits any person (including investment advisers) from knowingly or recklessly breaching a duty owed by that person by:

    trading while in possession of material, nonpublic information;
    communicating ("tipping") such information to others;
    recommending the purchase or sale of securities on the basis of such information; or
    providing substantial assistance to someone who is engaged in any of the above activities.

This means that, if you trade with respect to a particular security or issuer at a time when you know or should know that you are in possession of material non-public information about the issuer or security, you (and, by extension, Martin Currie Inc) may be deemed to have violated the insider trading laws. Information is considered "material" if there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or if it could reasonably be expected to affect the price of a company's securities. (Note that the information need not be so important that it would have changed the investor's decision to buy or sell.) Information that should be considered material includes, but is not limited to, changes in dividend policies, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidity problems and significant new products, services or contracts. Material information can also relate to events or circumstances affecting the market for a company's securities, such as information that a brokerage house is about to issue a stock recommendation or that a forthcoming newspaper column will contain information that is expected to affect the market price of a security. Information is considered non-public until such time as it has been disseminated in a manner making it available to investors generally (e.g., through national business and financial news wire services).

Insider List. If you obtain material, non-public information ("inside information") about an investment, you must follow the 'Insider Dealing' procedures. These require you to inform the Transitions Sentinel Team, who will ensure the stock is added to the list of companies for which inside information may have been obtained (the "Insider List"). The companies on the Insider List must not be discussed with persons outside Martin Currie Inc. without the prior consent of the Risk & Compliance team.

When a company is placed on the Insider List, no member or employee of Martin Currie Inc or any of its affiliates (or any member of the dependants of such member or employee) may trade in the securities or other instruments of the company, either for their own account or for the account of any of the funds or clients of Martin Currie Inc or its affiliates, absent authorization from the Risk & Compliance team, until that company is removed from the Insider List. In addition, no member or employee of Martin Currie Inc or any of its affiliates (or any member of the family/household of such member or employee) may recommend trading in such company, or otherwise disclose material non-public information, to anyone. The Insider List is a confidential list of companies that is maintained by the Transitions Sentinel Team.

Sanctions. Insider trading violations may result in severe sanctions being imposed on the individual(s) involved and on Martin Currie Inc. These could involve administrative sanctions by the SEC, such as being barred from employment in the securities industry, SEC suits for disgorgement and civil penalties of, in the aggregate, up to three times the profits gained or losses avoided by the trading, private damage suits brought by persons who traded in the market at about the same time as the person who traded on inside information, and criminal prosecution which could result in substantial fines and jail sentences. As noted above, even in the absence of legal action, violation of insider trading prohibitions or failure to comply with this Code may result in termination of your employment and referral to the appropriate authorities.

No Fiduciary Duty to Use Inside Information. Although Martin Currie Inc has a fiduciary relationship with its clients, it has no legal obligation to trade or recommend trading on the basis of information its employees know to be inside information. In fact, as noted above, such conduct often violates the federal securities laws.

If you have any doubt or uncertainty about whether any particular course of action will give rise to one or more insider trading violations, you should consult with the Risk & Compliance team.

  Dealing by employees and on behalf of related accounts

Prior to instructing an order for a securities transaction on behalf of your own or a dependant, you must complete a trade authorisation request form and submit the completed form to the appropriate Authorisation Officer. The appropriate Authorisation Officer will be a Product or Sector manager in the relevant product or sector investment team or in his/her absence the Chief Investment Officer. Trade authorisation request forms for Product and Sector managers will be pre-authorised by the Chief Investment Officer or by other Product or Sector managers within the relevant product or sector investment team. All forms will also be approved by senior dealers.

The Authorisation Officer is responsible for reviewing the completed trade authorisation request form and will determine whether or not to authorise the proposed securities transaction. No approvals will be granted for employee deals where there is a pending order for a client or where a transaction is currently being seriously considered or is likely to be, or has been or will be executed within seven days unless is it is determined by the Authorisation Officer that such transaction in no way conflicts with the interests of the Client. Note that the total blackout period is fifteen days (the day of the client trade and seven days before and after). This fifteen-day limit cannot and is not intended to cover situations, which cannot be predicted, for example, the offering of an unexpected line of stock which was not being contemplated for purchase prior to that event. The Authorisation Officer will check that the security is not on the Insider List. The Authorisation Officer will, in considering whether a conflict exists, look at the liquidity of the issue, the size of any client deals and the size of any staff deals. In the case of new issues the Authorisation Officer will need to ensure that the staff member has not been allocated shares (in the type of new issues where shares are pre-allocated) on the basis of their position at Martin Currie Inc and that their acquiring shares would not reduce the amount of shares available for clients. The Authorisation Officer will check whether the staff member has traded in the security within the 60 days prior to the submission of the trade authorisation request form to determine whether the trade for which authorisation is being requested constitutes market timing or short swing trading.

It is unlikely that Martin Currie Inc will be dealing in unquoted securities for clients, but if approval for a transaction in an unquoted company is sought, consideration needs to be given to the likelihood of that company becoming quoted, and if it is likely, whether in the future the company may be one that we may invest in on behalf of clients. If investment staff hold shares in unquoted securities they are precluded from making any investment decision in these securities on behalf of the clients. In such circumstances any decision relating to the securities must be taken by the Chief Investment Officer. The Director, Head of Risk & Compliance must be notified when such situations arise.

The authorisation and the date and time must be completed on the trade authorisation request forms. Once the authorisation has been approved, the person can instruct a third party broking firm directly. No order for a securities transaction may be placed prior to authorisation. Verbal approvals are not permitted. Staff are expected to execute deals as soon as reasonably practical following the grant of authorisation.

Trade authorisations are valid until the earlier of (1) the close of business on the day after the authorisation is granted or (2) your discovery that the information in the trade authorisation request form is no longer accurate. If the Authorisation Officer becomes aware of circumstances, which would result in him not granting approval, he should immediately notify the member of staff who should ensure that the trade is not carried out. Should the trade have been executed by the time the Authorisation Officer contacts the member of staff, the time at which he/she was notified should be recorded on the trade authorisation request. If the securities transaction is placed but has not been executed within seven trading days after the authorisation is granted (as, for example, in the case of a limit order), a new authorisation is required. If the employee or related persons want to amend the original order at any time, a new authorisation is required before the broker can be instructed.

It is the responsibility of the employee whose trade has been authorised to ensure that copies of the contract notes are sent to the Risk & Compliance team. Compliance are responsible for maintaining and monitoring the list of holdings on the Staff Dealings Register and for checking that trade authorisations have been given for all trades executed by staff and Related Persons.

  Discretionary Accounts

Employees are permitted to have discretionary accounts and have their investments managed on a discretionary basis. In such circumstances the Risk & Compliance team must be notified of the existence of such accounts. A record will be maintained in the staff dealings records of the existence of the account and with which firm it is maintained. It is not necessary to obtain authorisation for transactions in discretionary accounts. If in terms of the discretionary agreement, or in practice, you participate in the investment decision making for your own or any Related Account then all trades will require to be authorised in accordance with the procedures of this Code.

  Joint Accounts

Investments held jointly with any other person will also be subject to the authorisation approval requirements.

  Investment Clubs

Membership of an investment club requires to be approved by the Risk & Compliance team. Any permission to join an Investment Club will be subject to the employee following the 'Dealing by employees and on behalf of related accounts' section above in relation to any recommended transactions put forward to the Investment Club by the employee.

  Transactions exempt from Trade Pre-authorisation Requirements

Certain transactions in an employee or Related Account do not require approval. These are as follows:-

The purchase of units in any UK authorised unit trust or the purchase of any shares in a UK open-ended investment company ("OEIC"). Transactions in Martin Currie OEIC and SICAV sub-funds do not require pre-approval but confirmation of transactions should be highlighted to Risk & Compliance.

    Transactions in government or public (local authority) securities.

    UK securities issued via an open public offer, for which a general approval has been granted. These would generally include issues such as Government privatisations.

    Corporate action transactions, any acquisition of securities through stock dividends, dividend reinvestments, stock splits, mergers, consolidations or other similar corporate reorganisations or distributions generally applicable to all holders of the same class of securities (Note: If a corporate action requires an investment decision by a member of staff or Related Person, authorisation must be sought.)
    Rights. Any acquisition of securities through the exercise of rights issued by an issuer pro rota to all holders of a class of its security to the extent the rights were acquired in the issue.

    Transactions in life policies.

  Prohibited transactions

There are certain securities transactions in employee and related accounts that are prohibited.

    Inside information - Securities transactions by any person while in possession of material non-public information regarding the securities or the issuer of the security.
    Market manipulation transactions intended to raise, lower or maintain the price of any security or to create a false appearance of active trading.
    Others - Any other securities transactions deemed by the relevant pre-authorisation officer to involve a conflict of interest, possible diversion of a corporate opportunity or the appearance of impropriety. In some cases, trades may be rejected for a reason that is confidential. The relevant pre-authorisation officer is not required to give any explanation for refusing to authorise a securities transaction.

FIDUCIARY DUTIES

  Confidentiality

You may not reveal any information relating to the investment intentions, activities or portfolios of clients or securities that are being considered for purchase or sale except to those persons who need to know that information in order to carry out their duty or provide advice in relation thereto.

  Gifts

Extraordinary or extravagant gifts are not permissible and must be declined or returned. Gifts of a de minimis value and customary business lunches, dinners, entertainment etc at which both you and the giver are present and promotional items (e.g. pens, mugs, umbrellas etc) may be accepted. All gifts (excluding promotional items) must be passed to the Head of Intelligent Office along with a completed gifts form. A Hospitality form must be completed for all corporate entertainment over a value of 100 pounds. The form must be passed to the Risk & Compliance team who will record it on a Corporate hospitality register.

If you are in any doubt as to whether or not you may accept a gift you should consult the Risk & Compliance team. Under no circumstances should you solicit gifts or entertainment. It is permitted to provide reasonable entertainment to persons associated with securities or financial organisations or clients provided that both you and the recipient are present.

  Undue influence

You may not cause or attempt to cause any advisory client to purchase, sell or hold any security for the purpose of creating any personal benefit for you or a Related Account.

If you or a Related Account stand to benefit materially from an investment decision for an advisory client that you are recommending or participating in, you must disclose that interest to the Director, Head of Risk & Compliance. Disclosure should be made prior to the investment being made and should be documented.

  Service as Director on Boards outside the group

Investment staff are prohibited from acting as a director on the boards of publicly traded companies absent a prior authorisation from the Director, Head of Risk & Compliance. Such exemption will only be granted if it is determined that the service would not be inconsistent with the interests of Martin Currie Inc.'s clients.

Date: April 1, 2000
Amended: November 7, 2002
Amended: February 26, 2003
Amended: February 1, 2005
Amended February 16, 2006
Amended: July 7, 2006
Amended: November 1, 2006
Amended: May 9, 2008
Amended: August 22, 2008
Amended: May, 2009

Name:	_________________________________
Signature:	_________________________________
Title:	_________________________________
Date:	_________________________________

Acknowledgement

I do hereby certify that I have read and familiarised myself with the Insider Trading Policy.  I understand that I shall be required to certify this on an annual basis for as long as Martin Currie Inc (the "Firm") employs me or for as long as I am required to comply with the Firm's policies and procedures.

I also certify that I have received the Code of Ethics of the Firm and have read and understand the Sections applicable to my position with the Firm.

I understand that I am responsible for, and I certify that I have, to date, complied and will continue to comply with, the policies and procedures in the Insider Trading Policy and in the Code of Ethics.  I understand that any violation of such policies and procedures may lead to sanctions, including dismissal.